Exhibit 99.1

Agenus Reports First Quarter 2016 Financial Results and Operational Progress

Company to host conference call at 11am ET today

LEXINGTON, Mass.--(BUSINESS WIRE)--April 28, 2016--Agenus Inc. (NASDAQ:AGEN), an immuno-oncology company developing checkpoint antibodies and cancer vaccines, today provided a corporate update and reported financial results for the first quarter ended March 31, 2016.

“In the first quarter we advanced our checkpoint antibodies by gaining FDA clearance for the Investigational New Drug applications for our CTLA-4 antagonist antibody AGEN1884, and for our GITR agonist antibody partnered with Incyte, INCAGN1876,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “Earlier this week, we commenced a Phase 1 trial of AGEN1884 in solid tumors with the first patient in the trial having been dosed. During the remainder of 2016, we expect to begin clinical trials for additional checkpoint antibody candidates. Our plans this year and into next include initiating one or more randomized trials with Prophage™, including combination trials with approved and/or experimental immunotherapeutic agents. Within the next 12 months we also plan to initiate a Phase 1 trial of our AutoSynVax™ or ASV™ vaccine, a synthetic autologous vaccine candidate that targets cancer neoantigens. Finally, we expect to consummate non-dilutive funding strategies and evaluate additional strategic alliances and partnerships to strengthen our immuno-oncology capabilities.”

First Quarter 2016 and Recent Corporate Highlights

  April: Initiated Phase 1 trial of AGEN1884, a CTLA-4 antagonist antibody, in solid tumors. AGEN1884 is the first of a series of checkpoint antibodies the Company is developing. AGEN1884 was developed using Agenus’ powerful in-house antibody technology platform.
  April: Presented preclinical data for three checkpoint antibody programs at the American Association for Cancer Research (AACR) conference: INCAGN1949 (an OX40 agonist antibody, partnered on a 50/50 financial basis with Incyte), INCAGN1876 (an agonist antibody for the glucocorticoid-induced TNFR-related protein, or GITR, also partnered on a 50/50 basis with Incyte), and our anti-CTLA-4 program (AGEN1884 and AGEN2041, partnered with Recepta for certain South American territories). The poster presentations covered preclinical pharmacology for each antibody, including detailed studies to support potential in vivo mechanism(s) of action. Data from the INCAGN1949 and INCAGN1876 programs will also be presented at the upcoming Protein and Antibody Engineering Summit (PEGS) in Boston tomorrow, April 29.

  January: Investigational New Drug applications received clearance from the U.S. Food and Drug Administration for two checkpoint antibodies: AGEN1884 (CTLA-4 antagonist) and INCAGN1876 (GITR agonist partnered with Incyte).
  January: Began integration efforts for our antibody manufacturing facility acquired from Xoma in December 2015. The facility will enable the Company to manufacture checkpoint antibodies for its own programs and those of its collaborators. The facility is expected to provide Agenus’ antibody supply requirements for most programs through clinical proof-of-concept studies.

First Quarter 2016 Financial Results

For the first quarter ended March 31 2016, Agenus reported a net loss attributable to common stockholders of $31.8 million, or $0.37 per share, basic and diluted, including $9.6 million in non-cash expenses. This compares to a net loss attributable to common stockholders for the first quarter of 2015 of $18.8 million, or $0.28 per share, basic and diluted. The increase in net loss attributable to common stockholders for the three months ended March 31, 2016, compared to the net loss attributable to common stockholders for the same period in 2015, was primarily due to the advancement of our checkpoint programs.

Cash, cash equivalents and short-term investments were $148.2 million as of March 31, 2016.

Conference Call, Webcast and Prepared Statement Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 1-888-799-5016 (U.S.) or 1-704-908-0465 (international) and refer to conference ID number 91108969. The call will also be webcast and will be accessible from the Company’s website at www.agenusbio.com/webcast. A replay will be available on the Company’s website approximately two hours after the call and will remain available for 60 days.

About Agenus

Agenus is an immuno-oncology company focused on the discovery and development of revolutionary new treatments that engage the body’s immune system to benefit patients suffering from cancer. By combining multiple powerful platforms, Agenus has established a highly integrated approach to target identification and validation, and for the discovery, development and manufacturing of monoclonal antibodies that modulate targets of interest. The Company’s broad portfolio of novel checkpoint and other immuno-modulatory monoclonal antibodies, vaccines and adjuvants, work in combination to provide the opportunity to create best-in-class therapeutic regimens. Agenus’ heat shock protein-based vaccine, Prophage™, has successfully completed Phase 2 trials in newly-diagnosed glioblastoma. The Company has formed collaborations with Merck and Incyte to discover and develop multiple checkpoint antibodies. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2016	2015

Revenue	$5,959	$3,953

Operating expenses:
Research and development	25,038	9,220
General and administrative	9,232	5,487
Non-cash contingent consideration fair value adjustment	(342)	7,538

Operating loss	(27,969)	(18,292)

Other expense, net	(3,810)	(450)

Net loss	(31,779)	(18,742)

Dividends on Series A-1 convertible preferred stock	(51)	(51)

Net loss attributable to common stockholders	$(31,830)	$(18,793)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.37)	$(0.28)
Weighted average number of common shares outstanding, basic and	86,687	66,667
diluted

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2016	December 31, 2015

Cash, cash equivalents and short-term investments	$148,230	$171,668
Total assets	221,139	242,228
Total stockholders' equity	44,453	70,728

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding development and clinical trial plans, potential funding and partnership activities, upcoming scientific conferences and manufacturing capabilities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

CONTACT:
Agenus Inc.
Michelle Linn, 781-674-4541
Agenus Inc.
michelle.linn@agenusbio.com
or
Media:
Brad Miles, 646-513-3125
BMC Communications
bmiles@bmccommunications.com